Exhibit 4.63

Dated July 30th, 2009

TRINTECH LIMITED

First Part

and

FIRST ANALYSIS SECURITIES CORPORATION

Second Part

SHARE BUY BACK AGREEMENT

THIS SHARE BUY BACK AGREEMENT is made the 30th day of July, 2009, between TRINTECH LIMITED, a private company duly organised and existing under the laws of the Republic of Ireland and having its registered office at Central Park, Leopardstown, Dublin 18 (hereinafter called “Trintech”) of the first part and FIRST ANALYSIS SECURITIES CORPORATION , a corporation duly organised and existing under the laws of the United States and having its principal place of business at Suite 3900, One South Wacker Drive, Chicago, Illinois 60606, USA (hereinafter called “First Analysis”) of the second part.

WHEREAS

A.	Trintech is a subsidiary of TRINTECH GROUP PLC, a public limited company duly organised and existing under the laws of the Republic of Ireland and having its registered office at Central Park, Leopardstown, Dublin 18 (hereinafter called “TTPA”)

B.	TTPA ADSs (as defined below) are traded on NASDAQ.

C.	To facilitate ownership of interests in TTPA’s Ordinary Shares, trading in the United States, American Depository Shares relating to Ordinary Shares in the capital of TTPA (“TTPA ADSs”) (which Ordinary Shares are currently owned of record by AIB Custodial Nominees Limited), have been issued by the Bank of New York to such persons who have deposited their Ordinary Shares via the Bank of New York with AIB Custodial Nominees Limited.

D.	Trintech may, from time to time, and in pursuance of authorisations contained in its Articles of Association, wish to purchase certain of TTPA’s ADSs which are traded on NASDAQ.

E.	Trintech wishes to appoint First Analysis to purchase TTPA’s ADSs and sell them to Trintech either as agent or principal on the terms and conditions hereinafter contained.

F.	The terms of this Agreement have been approved by a special resolution of the members of Trintech and by a special resolution of the members of TTPA.

G.	A copy of this Agreement has been available for inspection by the members of Trintech and the members of TTPA both at the registered office of Trintech and at the registered office of TTPA for not less than the period of 21 days ending with the date of the meetings of the Company and TTPA at which resolutions approving this Agreement were passed and at the meetings themselves.

NOW IT IS HEREBY AGREED AND DECLARED by and between the parties hereto as follows:

1.	In consideration of the sum of US$2 this day paid by Trintech to First Analysis and for other good and valuable consideration (the receipt of which is hereby acknowledged) it is agreed as follows:

1.1.	Subject to the provisions contained in this Agreement, Trintech may purchase from First Analysis TTPA ADSs up to a maximum of 10,000,000 TTPA ADSs in aggregate at a maximum price per TTPA ADS of US$25.00 (inclusive of commissions and all other related payments).

1.2.	Subject to clause 2 below, First Analysis agrees to accept orders given by Trintech from time to time to purchase up to a fixed volume limit of TTPA’s ADSs (specified either as a number or as a percentage of the daily trading volume), at a fixed price limit set forth in such order, such order valid for a specified period, all as determined by Trintech and advised to First Analysis when the order is given. First Analysis agrees upon acceptance of an order to use its best efforts to fill the order as soon as practicable in accordance with the terms thereof on NASDAQ. In purchasing TTPA ADSs and completing orders, First Analysis will comply in all material respects with all United States applicable securities laws.

1.3.	Trintech agrees to buy the ADSs bought by First Analysis pursuant to an order given by Trintech at the price First Analysis bought the TTPA ADSs in the market.

1.4.	The dealing commission payable by Trintech will be agreed at the time of order, but in any event will be the lower of 5.0% of the purchase price or US$.03 per TTPA ADS.

2.	First Analysis may in its sole discretion refuse to accept an order for any reason whatsoever without penalty; provided, that First Analysis shall notify Trintech no later than twenty-four hours after receipt of the order. Trintech however, once an order is given, is obligated to buy such number of ADSs as First Analysis buys in the market in fulfilment of Trintech’s order.

3.	First Analysis may aggregate orders from Trintech with orders from other clients and may allocate the results of execution in its sole discretion.

4.	Orders may only be given to First Analysis by telephone by the persons listed in Part 1 of the Appendix hereto or such other persons as Trintech advises First Analysis from time to time (“Authorised Individuals”). Orders from other persons will not be accepted.

5.	The ADSs will be delivered by First Analysis to Trintech to an account as specified by Trintech. Settlement will take place on the first date on which regular way settlement of a sale of ADSs executed on the day upon which First Analysis buys the ADSs would customarily take place through the relevant clearance system and payment will be against delivery. The execution of this Agreement constitutes Trintech’s representation that TTPA authorizes First Analysis to open and maintain an account to purchase TTPA ADS’s.

6.	Trintech on behalf of itself and on behalf of each Relevant Individual (as defined below) hereby represents and warrants to First Analysis as follows (each of which will be deemed to be repeated each time an order is given to First Analysis):

(a)	No individual who is an officer, director or employee of Trintech or its subsidiaries who has knowledge of an order given to First Analysis (each a “Relevant Individual”) is in possession of any material information, matter or transaction relating to Trintech, or to the securities of Trintech which has not been made public and which if it were made public would be reasonably likely to have a material effect on the trading price of any such securities (“Material Non-public Information”).

(b)	Trintech will not place an order to purchase ADSs at a time that it is in possession of Material Non-public Information.

(c)	Trintech and each Relevant Individual has and will at all times comply in all material respects with all applicable securities laws in the United States and/or Ireland with regard to each order, including without limitation, those obligations arising with regard to disclosure of such order, to the extent required.

(d)	Without prejudice to (c) above, in giving and completing an order, Trintech and each Relevant Individual shall comply in all material respects with all prohibitions on market manipulation set forth in applicable securities laws in the United States and/or Ireland.

(e)	Trintech has taken independent legal advice with regard to giving and completing an order and to the warranties, representations and undertakings made herein and its obligations under all applicable laws and regulations and agreements entered into by Trintech.

(f)	Trintech has fully disclosed to First Analysis its reasons and objectives in entering into this Agreement and giving orders, which it hereby confirms are within its corporate powers and constitute a genuine and legitimate business and commercial purpose.

(g)	Trintech represents that (i) on any day that First Analysis is purchasing ADSs for on-selling to Trintech, Trintech will effect all purchases of ADSs, and use its best efforts to cause all purchases of ADSs by “affiliated purchasers” (as defined in Rule 10b - 18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to be effected, through only First Analysis, and (ii) prior to placing its first order hereunder, shall disclose the repurchase program to the public.

(h)	Trintech represents that its execution, delivery and performance of this Agreement (and any placement of orders to repurchase ADSs pursuant to this Agreement) have been and remain duly authorised by all necessary corporate action on the part of Trintech and do not contravene any provision of its Articles of Association or any material contract binding on it or its assets.

7.	First Analysis shall purchase TTPA’s ADSs hereunder in accordance with Rule 10b-18 of the Exchange Act; provided, however, that First Analysis shall not be responsible for compliance with Rule 10b-18(b)(4) (Volume of Purchases) to the extent that Trintech or any affiliated purchaser of Trintech has purchased blocks through another broker or dealer that must be subtracted from “trading volume”, as described in Rule 10b-18(a)(11), and has not informed First Analysis of the volume of such purchases.

8.	This Agreement shall continue for a period of 18 months from the date hereof and shall automatically terminate on 22nd January, 2011.

9.	This Agreement is governed by the law of the United States.

Appendix 1 Trintech’s Representatives

Name	Title	Tel Number
Paul Byrne	President	+353 1 293 9844

Joseph Seery	VP, Finance Group	+353 1 293 9847

IN WITNESS WHEREOF this Agreement has been entered into the day and year first herein written.

SIGNED by

for and on behalf of TRINTECH LIMITED

in the presence of:
Trintech Group PLC, Block C, Central Park, Leopardstown, Dublin 18, Ireland. Tel: +353 1 293 9840 Fax: +353 1 293 9841
SIGNED by

for and on behalf of FIRST ANALYSIS SECURITIES CORPORATION in the presence of: